Exhibit 10.1

LEASE AGREEMENT BETWEEN LAS CIMAS OWNER LP,

AS LANDLORD, AND

AEGLEA BIOTHERAPEUTICS, INC. AS TENANT

DATED APRIL 30, 2019

LAS CIMAS III AUSTIN, TEXAS

THIS DOCUMENT IS A DRAFT DOCUMENT FOR DISCUSSION PURPOSES ONLY AND SHALL NOT BE DEEMED TO BE CONTRACTUALLY BINDING IN ANY WAY ON ANY PERSON (AN "APPLICABLE PERSON") UNTIL FULLY EXECUTED. THIS DOCUMENT DOES NOT OBLIGATE ANY APPLICABLE PERSON TO NEGOTIATE IN GOOD FAITH OR TO PROCEED TO COMPLETION AND EXECUTION OF A FINAL AGREEMENT. NO APPLICABLE PERSON HAS OR SHALL HAVE ANY CLAIM AGAINST ANY OTHER APPLICABLE PERSON IN CONNECTION WITH THIS DOCUMENT OR THE NEGOTIATION THEREOF.

BASIC LEASE INFORMATION

Lease Date:	April 30, 2019
Landlord:	LAS CIMAS OWNER LP, a Delaware limited partnership Tenant:

AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation

Building:

The office building commonly known as Las Cimas III and whose street address is 805 Las Cimas Parkway, Austin, Texas 78746. The land on which the Building is located  (the "Land") is described on Exhibit B. The term "Project" shall collectively refer to the  Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof.

Premises:	Suite No. 100, 110, and 150 for a total of 30,026 rentable square feet in the Building. The Premises are outlined on the plan attached to the Lease as Exhibit A.
Lab Area:	The portion of the Premises identified on Exhibit A as the "Lab Area".
Term:	Starting on the Commencement Date and ending at 5:00 p.m. local time on April 30, 2028, subject to adjustment and earlier termination as provided in the Lease.
Commencement Date:	The Lease Date.
Basic Rent:	Subject to the conditional abatement of Basic Rent contained in Exhibit I hereto, Basic Rent shall be the following amounts for the following periods of time:

Annual Rent
Lease Month	Annual Basic Rent for Suite 100 & 110	Annual Basic Rent for Suite 150	Total Annual Basic Rent for the Premises
1-12	$611,785.00	$319,021.00	$930,806.00
13 - 24	$630,138.55	$328,591.63	$958,730.18
25 - 36	$649,042.71	$338,449.38	$987,492.09
37 - 48	$668,513.99	$348,602.86	$1,017,116.85
49 - 60	$688,569.41	$359,060.95	$1,047,630.35
61-72	$709,226.49	$369,832.77	$1,079,059.26
73-84	$730,503.28	$380,927.76	$1,111,431.04
85-96	$752,418.38	$392,355.59	$1,144,773.97
97-108	$774,990.93	$404,126.26	$1,179,117.19
109+	$798,240.66	$416,250.05	$1,214,490.71

Monthly Rent
Lease Month	Monthly Basic Rent for Suite 100 & 110	Monthly Basic Rent for Suite 150	Total Monthly Basic Rent for the Premises
1-12	$50,982.08	$26,585.08	$77,567.17
13 - 24	$52,511.55	$27,382.64	$79,894.18
25 - 36	$54,086.89	$28,204.11	$82,291.01
37 - 48	$55,709.50	$29,050.24	$84,759.74
49 - 60	$57,380.78	$29,921.75	$87,302.53
61-72	$59,102.21	$30,819.40	$89,921.61
73-84	$60,875.27	$31,743.98	$92,619.25
85-96	$62,701.53	$32,696.30	$95,397.83
97-108	$64,582.58	$33,677.19	$98,259.77
109+	$66,520.06	$34,687.50	$101,207.56

As used herein, the term "Lease Month" means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

i

Letter of Credit Amount:	ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000), subject to reduction per the terms of the Lease.
Rent:

Basic Rent, Tenant's Proportionate Share of Taxes and Electrical Costs, Tenant's share of Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:

General administrative and executive office uses commensurate with the first class quality and character of the Building, subject to applicable law, and only as it relates to the Lab Area, use as a "light" laboratory for research and development, the parameters of such use more particularly described in Exhibit J, and for no other purpose or purposes.

Tenant's Proportionate Share:	19.21%

Tenant's Address:	Prior to Commencement Date:	Following Commencement Date:
	AEGLEA BIOTHERAPEUTICS, INC. 901 Mopac Expressway South Bldg 1 Suite 250 Austin, TX 78746 Attention: Eugene Sackett Telephone: 512-394-4186	AEGLEA BIOTHERAPEUTICS, INC. 805 Las Cimas Parkway, Suite 100 Austin, Texas 78746 Attention: Eugene Sackett Telephone: 512-394-4186

Landlord's Address:	For all Notices:	With a copy to:
	Las Cimas Owner LP 500 Boylston Street, Suite 2100 Boston, Massachusetts 02116 Attention: Kyle Gardner and Joe Goldman E-mail: KGardner@rockpointgroup.com; JGoldman@rockpointgroup.com	Las Cimas Owner LP Woodlawn at Old Parkland 3953 Maple Avenue, Suite 300 Dallas, Texas 75219 Attention: Ron Hoyl E-mail: RHoyl@rockpointgroup.com

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

	(d)	Landlord's Mortgagee's Protection Provisions	16

13.	RULES AND REGULATIONS		17

14.	CONDEMNATION		17
	(a)	Total Taking	17
	(b)	Partial Taking - Tenant's Rights	17
	(c)	Partial Taking - Landlord's Rights	17
	(d)	Temporary Taking	17
	(e)	Award	17

15.	FIRE OR OTHER CASUALTY		17
	(a)	Repair Estimate	17
	(b)	Tenant's Rights	17
	(c)	Landlord's Rights	18
	(d)	Repair Obligation	18
	(e)	Abatement of Rent	18
	(f)	Lab Lab Area	18

16.	PERSONAL PROPERTY TAXES		18

17.	EVENTS OF DEFAULT		18
	(a)	Payment Default	18
	(b)	Abandonment	19
	(c)	Estoppel	19
	(d)	Insurance	19
	(e)	Mechanic's Liens	19
	(f)	Other Defaults	19
	(g)	Insolvency	19

18.	REMEDIES		19
	(a)	Termination of Lease	19
	(b)	Termination of Possession	19
	(c)	Perform Acts on Behalf of Tenant	20
	(d)	Suspension of Services	20
	(e)	Alteration of Locks	20

19.	PAYMENT BY TENANT; NON-WAIVER; CUMULATIVE REMEDIES		20
	(a)	Payment by Tenant	20
	(b)	No Waiver	20
	(c)	Cumulative Remedies	20

20.	LANDLORD'S LIEN		20

21.	SURRENDER OF PREMISES		21
	(a)	General Surrender Provisions	21
	(b)	Lab Area Surrender	21

22.	HOLDING OVER		22

23.	CERTAIN RIGHTS RESERVED BY LANDLORD		22
	(a)	Building Operations	22
	(b)	Security	22
	(c)	Prospective Purchasers and Lenders	22
	(d)	Prospective Tenants	22

24.	INTENTIONALLY OMITTED		23

25.	MISCELLANEOUS		23
	(a)	Landlord Transfer	23
	(b)	Landlord's Liability	23
	(c)	Force Majeure	23
	(d)	Brokerage	23
	(e)	Estoppel Certificates	23
	(f)	Notices	23
	(g)	Separability	23
	(h)	Amendments; Binding Effect; No Electronic Records	24
	(i)	Quiet Enjoyment	24
	(j)	No Merger	24
	(k)	No Offer	24
	(l)	Entire Agreement	24
	(m)	Waiver of Jury Trial	24
	(n)	Governing Law	24
	(o)	Recording	24
	(p)	Water or Mold Notification	24
	(q)	Joint and Several Liability	24
	(r)	Financial Reports	24
	(s)	Landlord's Fees	25
	(t)	Telecommunications	25
	(u)	Confidentiality	25
	(v)	Authority	25
	(w)	Hazardous Materials	25
	(x)	List of Exhibits	26
	(y)	Determination of Charges	26
	(z)	Prohibited Persons and Transactions	26

26.	LETTER OF CREDIT		26
	(a)	General Provisions	26
	(b)	Drawings under Letter of Credit	27
	(c)	Use of Proceeds by Landlord	27
	(d)	Additional Covenants of Tenant	27
	(e)	Transfer of Letter of Credit	27
	(f)	Reduction in Letter of Credit Amount	28
	(g)	Nature of Letter of Credit	28

27.	OTHER PROVISIONS		28
	(a)	Monument Sign	28
	(b)	Lab Area Cleaning Services	28

v

LIST OF DEFINED TERMS

Page No.

Additional Rent	1
Affiliate	1
Applicable Requirements	9
Basic Lease Information	1
Basic Rent	i
Building	i
Building's Structure	1
Building's Systems	1
Casualty	17
Certificates	15
Code Modification	8
Collateral	20
Commencement Date	i
Complex	2
Controllable Operating Costs	4
Cure Period	11
Damage Notice	17
Default Rate	4
Electrical Costs	3
Event of Default	18
GAAP	13
Hazardous Materials	25
Hazardous Materials Laws	10
Hazardous Materials List	10
HVAC	4
including	1
Issuing Bank	26
Labor Disruption	6
Land	i
Landlord	1
LANDLORD INDEMNITEES	11
Landlord's Mortgagee	16
Law	1
Laws	1
Lease	1
Lease Month	i
Letter of Credit	26
Loss	16
Medical Equipment	9
Monument Sign	28
Mortgage	16
Non-Renewal Notices	26
OFAC	12
Operating Costs	2
Operating Costs and Tax Statement.	3
Parking Area	1
Permitted Transfer	13
Permitted Transferee	13
Permitted Use	ii
Premises	i
Primary Lease	16
Project	i
Renewal Rental Rate	1
Rent	ii

Repair Period	17
Security Deposit Laws	28
Taking	17
Tangible Net Worth	13
Taxes	2
Telecommunications Services	25
Tenant	1
Tenant Party	1
Tenant's Off-Premises Equipment	1
Tenant's Proportionate Share	ii
Term	i
Transfer	11
Typical Office Trash	9
UCC	20

LEASE

This Lease Agreement (this "Lease") is entered into as of April 30, 2019, between LAS CIMAS OWNER LP, a Delaware limited partnership ("Landlord"), and AEGLEA BIOTHERAPEUTICS, INC., a Delaware corporation ("Tenant").

1.Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the "Basic Lease Information") set forth above are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this  Lease:  "Affiliate" means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; "Building's Structure" means the Building's exterior walls, roof, elevator  shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and  structural columns and beams; "Building's Systems" means the Building's HVAC, life-safety, plumbing, electrical, and mechanical systems; "including" means including, without limitation; "Laws" means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project, and "Law" means any of the foregoing; "Tenant's Off-Premises Equipment" means any of Tenant's equipment or other property that may be located on or about the Project (other than inside the Premises); and "Tenant Party" means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2.Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3.Tender of Possession. Landlord and Tenant anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease on the Lease Date. By executing the Lease, Tenant shall be deemed to have accepted the Premises in its "as-is, where-is" condition as of the Lease Date.

4.Rent.

(a)Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord's address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Rent shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second Lease Month. The monthly Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent (and Additional Rent) in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

(b)Operating Costs; Taxes; Electrical Costs.

(1)In addition to Basic Rent, Tenant shall pay to Landlord, as "Additional Rent" hereunder:    (i) Tenant's Proportionate Share of Operating Costs, as set forth in Section 4(b)(2), (ii) Tenant's Proportionate Share of Taxes, as set forth in Section 4(b)(3), and (iii) Tenant's Share of Electrical Costs as set forth in Section 4(b)(4). Prior to each calendar year of the Term, Landlord shall make a good faith estimate of the Additional Rent for the following calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time but not more than twice per calendar year, Landlord may re-estimate the Additional Rent to be due by Tenant and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent shall be adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2)The term "Operating Costs" means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, management, and maintenance of the Project, including, without limitation, the following costs: (A) expenses incurred by Landlord or its agents, including, without limitation, managing agents, which are related to the employment of property personnel, day and night supervisors, janitors, handymen, carpenters, engineers, firemen, mechanics, electricians, plumbers, guards, cleaners, accountants, and other personnel, including, without limitation, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, telecommunications equipment, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or its agents pursuant to any collective bargaining agreement for services in connection with the operation of the Project; provided, however, that the costs of employing personnel who work less than full-time in connection with the operation of the Project shall be equitably adjusted; (B) all supplies and materials  used in the operation, maintenance, repair, replacement, and security of the Project; (C) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, except Electrical Costs and the cost of other utilities reimbursable to Landlord by the Project's tenants other than pursuant to a provision similar to this Section 4(b); (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Project; (G) fair market rental and other direct costs of the management office for the Building; (H) the amounts paid to managing agents and for reasonable legal and other professional fees relating to the operation of the Project, but excluding such fees paid in connection with (x) negotiations for or the enforcement of leases; and (y) seeking abatement of Taxes; provided, however, that management fees shall not exceed prevailing market rates; and (I) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, and elevator maintenance). If the Building is or becomes part of a multi-building office complex (the "Complex"), Operating Costs, Taxes and Electrical Costs for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 4(b)(2)(C) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions and expenses of procuring tenants; (vi) legal expenses for services, other than those set forth above or that benefit the Project tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Project or vacant space in the Project; (viii) Taxes; (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (x) any costs for which Landlord is directly reimbursed by payment from any other tenants or for which Landlord actually receives insurance proceeds or warranties; (xi) interest on and amortization of debt; (xiv) costs in connection with the cleanup or removal of Hazardous Materials; (xvi) salaries and benefits of personnel above the grade of property manager (or equivalent title); and (xvii) general and administrative overhead of Landlord not specifically allocated to the operation, use, maintenance, repair, or ownership of the Building.

(3)Tenant shall also pay Tenant's Proportionate Share of Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant's Proportionate Share of Taxes in the same manner as provided above for Tenant's Proportionate Share of Operating Costs. "Taxes" means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project or its operation (including the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof). Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement.

(4)Tenant shall also pay to Landlord Tenant's Proportionate Share of Electrical Costs. As used herein, "Electrical Costs" means the cost of all electricity used by the Project, which shall include sales, use, excise or other taxes assessed by governmental authorities on electrical services supplied to the Project. Such amount shall be payable in monthly installments on the Commencement  Date and on the first day of each calendar month thereafter. Each installment shall be based on Landlord's estimate of the amount due for each month.  From time to time but not more than once during any  calendar year, Landlord may estimate or re-estimate the Electrical Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Electrical Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations.

(5)Following year-end, Landlord shall furnish to Tenant a statement of Operating Costs and Electrical Costs for the previous year, in each case adjusted as provided in Section 4(b)(6), and of the Taxes for the previous year (the "Operating Costs and Tax Statement"). If Tenant's estimated payments of Operating Costs, Electrical Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant's Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant's estimated payments of Operating Costs, Electrical Costs or Taxes under this Section 4(b) for such year are less than Tenant's Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

(6)With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying services to 95% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying services to 95% of the rentable area thereof.

(7)Landlord shall maintain books and records reflecting the Operating Costs in accordance with commercially reasonable accounting and management practices. Tenant and any independent, third-party certified public accountant engaged and paid by Tenant (who shall not be paid on a contingency, percentage, bonus, "success fee", or similar basis) shall have the right to examine such records not more than once a year upon reasonable prior written notice to Landlord given no later than one hundred twenty (120) days following the furnishing of the Operating Costs and Tax Statement or modification thereof, specifying the records Tenant desires to examine and the basis for Tenant's dispute. Such examination shall take place during normal business hours at the location where such records are normally kept, and shall be limited to the records pertaining to the calendar year addressed by the most recent Operating Costs and Tax Statement. It is a condition to Tenant's exercise of this audit right that Tenant shall have paid to Landlord all amounts billed by Landlord to Tenant. No  later than sixty (60)  days after the date on which Tenant has completed examination of such records, Tenant may take exception to matters included in Operating Costs and Tax Statement or Landlord's computation of Tenant's Proportionate Share thereof (a "Report Exception") by sending written notice to Landlord specifying the Report Exception and the reasons therefor. The Report Exception shall not be  determinative and Landlord shall have the right to dispute the Report Exception. If Tenant timely raises a Report Exception and Landlord and Tenant, after working together in good faith for a period of thirty (30) days thereafter, are unable to mutually agree on the resolution thereof, such exception shall be referred to one of Deloitte & Touche, KPMG, PWC, and Ernst & Young ("CPA") as selected by Landlord to determine the resolution of the Report Exception, which determination shall be final and conclusive between Landlord and Tenant. Landlord shall allow Tenant a credit against rent next due for the amount  of any overpayment, and Tenant shall pay Landlord the amount of any underpayment. If the CPA determines that Operating Costs were overstated by more than five percent (5%), Landlord shall pay the cost of such CPA's certification, and Tenant's cost of such audit. Except as may be required to comply with an order from a court or other governmental body of competent jurisdiction, the results of any examination shall be kept strictly confidential by Tenant and its certified public accountants, and Tenant and its certified public accountants must agree in their contract for such services to such confidentiality restrictions and that the results shall not be revealed to any other person. As a condition to exercise of any right to examine under this Section, Tenant must deliver to Landlord, if requested by Landlord, a signed confidentiality agreement from Tenant and its certified public accountants reasonably acceptable to Landlord confirming the confidentiality provisions.

(c)Operating Costs Cap. For purposes of calculating Additional Rent under Section 4.(b), the maximum increase in the amount of Controllable Operating Costs (defined below) that may be included in calculating such Additional Rent for each calendar year after the first lease year shall be limited to 6% per calendar year on a cumulative, compounded basis. "Controllable Operating Costs" means all Operating Costs excluding taxes, insurance, utilities, snow removal costs and other weather-related costs (including extraordinary landscape maintenance costs, such as those resulting from infestation, storms, drought, and other severe weather), and costs incurred to comply with governmental requirements enacted or reinterpreted following the Lease Date, and costs arising from force majeure.

5.Delinquent Payment; Handling Charges. All payments required of Tenant hereunder not received within five business days of the date due shall bear interest from the date due until paid at the lesser of twelve percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the "Default Rate"). In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the interest referenced above shall not be charged with respect to the first two occurrences (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment within five business days of the date due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6.Security Deposit. In lieu of a security deposit, Landlord will require a Letter of Credit to be delivered and maintained by Tenant in accordance with Section 26.

7.Landlord's Obligations.

(a)Services. Landlord shall furnish to Tenant (1) hot and cold water at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning ("HVAC") as appropriate for general office use, at such temperatures and in such amounts as are standard for comparable office buildings in the vicinity of the Building; (3) subject to Section 27(b), janitorial service to the Premises on weekdays, other than holidays, for Building-standard installations and such window washing as may from time to time be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non- business hours and holidays; (5) electrical current during normal business hours for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage and (6) a card- key building access system to the lobby entrances to the Building. If Tenant desires any of the services specified in Section 7(a)(2): (A) at any time other than between 7:00 a.m. and 6:00 p.m. on weekdays and between 8:00 a.m.  and 1:00 p.m. on Saturdays (in each case other than holidays), or (B) on Sunday or holidays, then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services within 30 days after Landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing after-hour HVAC service  to Tenant shall include costs for electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance reasonably allocated by Landlord to providing such service. As of the Lease Date, the cost for after- hours HVAC service is $30.00 per hour per zone with a 2-hour minimum. The foregoing rate is subject to increase based on increased costs to Landlord for providing such after-hours HVAC service. Subject to and in accordance with Section 8 hereof, Tenant shall, at Tenant's cost and expense, install any required specialty lighting, air-handlers, air-scrubbers or other similar fixtures or improvements in the Lab Area and Tenant shall, at Tenant's cost and expense, be responsible for the maintenance and repair of such specialty lighting, air-handlers, air-scrubbers and other similar fixtures and improvements, including, without limitation, the replacement of tubes, lamps, bulbs and ballasts servicing the same.

(b)Excess Utility Use. Landlord shall not be required to furnish electrical current for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7(a), Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within 30 days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord approves the installation of equipment in the Lab Area that requires 220 volts provided no more than 12 such pieces of equipment shall be located therein. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord's sole discretion. The use of electricity in the Premises shall not  exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines, lighting or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, in each case, plus an administrative fee of 15% of such cost, shall be paid by Tenant to Landlord within 30 days  after Landlord has delivered to Tenant an invoice therefor.

(c)Restoration of Services. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations hereunder. Notwithstanding any other provision to the contrary set forth in this Lease, if the Premises shall lack any electrical or HVAC service which Landlord is required to provide hereunder (thereby rendering the Premises or a portion thereof "untenantable" [as hereinafter defined]) for a period of ten (10) consecutive business days after Landlord's receipt of written notice from Tenant of such condition, then provided that (i) such untenantability and Landlord's inability to cure such condition does not arise out of or result from default or neglect of Tenant or Tenant's agents, employees or contractors, or is not due to a governmental directive, and (ii) Tenant actually vacates all of the Premises, then, as the sole and exclusive remedy of Tenant on account thereof, Basic Rent and other Rent amounts payable hereunder shall thereafter be equitably abated until the date such service is substantially restored. The provisions of this subsection (c) shall not apply in the event of a fire, other Casualty or a Taking, or other event governed by the provisions of Sections 14 and/or 15 hereof. For purposes of this Lease, the terms "untenantable" and "untenantability" shall mean that the Premises, or any portion of the Premises, as the case may be, are not, despite Tenant's commercially reasonable good faith efforts, usable by Tenant in the ordinary course of Tenant's business.

(d)Access. Subject to the Building's Rules and Regulations and the other provisions of this Lease (including Section 7(a) hereof), Tenant will be provided access to the Premises and Parking Area (as defined herein) 24 hours per day, seven days per week, 52 weeks a year. If such access is unavailable due to force majeure or any other reason beyond Landlord's control (including construction performed by parties other than Landlord which prohibits such access), Landlord shall not be in default under this Section 7(d).

8.Improvements; Alterations; Repairs; Maintenance.

(a)Improvements; Alterations. Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or additions in or to the Premises may be made without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord shall not unreasonably withhold its consent to any alteration or addition that would not affect (in the reasonable discretion of Landlord) the (1) Building's Structure or the Building's Systems (including the Building's restrooms or mechanical rooms), (2) exterior appearance of the Building, (3) appearance of the Building's common areas or elevator lobby areas, (4) provision of services to other occupants of the Building, (5) the safety of other tenants in the Building, and (6) the appearance, character, reputation, value, marketability, and desirability of the Building, and in each instance is in compliance with all applicable Laws. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Landlord shall have no liability to Tenant or any other party in connection with Landlord's approval of any plans and specifications for any alterations, or Landlord's consent to Tenant's performing any alterations. Notwithstanding anything to the contrary herein, Tenant shall be permitted to make interior, non- structural alterations within the Premises without Landlord's prior consent (but with five (5) business days prior written notice thereof to Landlord), provided that such alterations (i) do not affect or impact any structural components or any mechanical, electrical or plumbing systems or equipment of the Building, (ii) do not impact any other tenant's premises, (iii) are not visible from outside of the Premises, (iv) do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, and (v) do not require the issuance of a building permit; provided that such alterations shall be subject to the other terms and conditions of this Lease governing improvements and alterations.

(1)Pre-Construction Obligations. Prior to making any alterations, Tenant, at its expense, shall, and shall cause its contractors to (i) submit to Landlord for its written approval, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) of each proposed alteration, (ii) obtain all permits, approvals and certificates required by any governmental authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker's compensation insurance (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such alteration), comprehensive public liability (including property damage coverage) and builder's risk insurance coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord's managing agent, and their respective employees and agents, any mortgagee as additional insureds, and (iv) furnish to Landlord such other evidence of Tenant's ability to complete and to fully pay for such alterations as is reasonably satisfactory to Landlord. Upon Tenant's request, Landlord shall exercise reasonable efforts to cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted alteration (if the provisions of the applicable Laws or governmental requirements require that Landlord join in such application), provided Landlord shall incur no cost, expense or liability in connection therewith.

(2)Post-Construction Obligations. Within ten (10) business days following completion of any alterations, Tenant, at its expense, shall obtain and deliver to Landlord: (i) copies of paid invoices covering all of the alterations, (ii) final waivers of lien from all contractors, subcontractors and material suppliers performing work or providing material in connection with the alterations, (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by governmental authorities with respect thereto, (iv) "as-built" plans and specifications for such alterations, (v) a written certification in the form of the AIA Document G702 (or, if such document is no longer in use, such other form as Landlord shall reasonably approve) from Tenant's architect stating that (A) the alterations have been completed in accordance with the plans and specifications approved by Landlord, (B) such work has been paid in full by Tenant, and (C) all contractors, subcontractors and materialmen that have provided more than $10,000 of work or materials have delivered to Tenant waivers of lien with respect to such work (copies of which shall be included with such  architect's certification), and (vi) such other documents and information as Landlord may reasonably request.

(3)Standards of Work. All alterations shall be performed (i) in a good and first- class workmanlike manner and free from defects, (ii) in accordance with the plans and specifications approved by Landlord, and by contractors approved by Landlord, (iii) excepting only decorative Alterations, under the supervision of a licensed architect reasonably satisfactory to Landlord, and (iv) in compliance with all Laws, the terms of this Lease, all procedures and regulations then prescribed by Landlord for coordinating all work performed in the Building. All materials and equipment to be used in the Premises shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord and is consistent with Class A office buildings in Austin, Texas, and no such materials or equipment shall be subject to any lien or other encumbrance. Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Building ("Labor Disruption"). Tenant shall take the actions reasonably necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until such Labor Disruption has been resolved. Tenant shall have no claim for damages  against Landlord, nor shall the date of the commencement of the Term be extended as a result of the above actions.

(4)Payment of Landlord's Costs. Tenant shall pay to Landlord or its designee, as Additional Rent, within thirty (30) days after request therefor, all out-of-pocket costs actually incurred by Landlord in connection with Tenant's alterations including, without limitation, costs incurred in connection with (a) Landlord's review of the alterations and plans therefor (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any alteration to operate elevators or otherwise to facilitate any alterations. In addition, Tenant shall pay to Landlord or its designee, within thirty (30) days following written demand from Landlord, an administrative fee in the amount of one percent (1%) of the total cost of such alterations in respect of the performance of such alterations and the scheduling of equipment, facilities and personnel in connection therewith.

(b)Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe,  and operable condition, and shall not permit or allow any damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer's suggested service programs, all portions of the Premises, Tenant's Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises. Tenant shall repair or  replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within five business days after written notice from Landlord (or such longer period as may be reasonably required provided Tenant commences to perform such required repairs or replacements within such five business-day period and proceeds diligently to completion), then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair  such damage at Tenant's expense, rather than having Tenant repair such damage. The reasonable costs of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

(c)Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld for contractors and subcontractors that maintain the insurance coverage required by Landlord, and in all events in accordance with the provisions of Section 8(a) above. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building's Structure and the Building's Systems). All such work which may affect the Building's Structure or the Building's Systems must be approved by the Building's engineer of record, at Tenant's expense and, at Landlord's election, must be performed by Landlord's usual contractor for such work. All work affecting the Building roof must be performed by Landlord's roofing contractor and will not be permitted if it would void or reduce the warranty on the roof.

(d)Mechanic's Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic's liens to be filed against the Premises or the Project in connection therewith.  Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If a lien is filed, then Tenant shall, within seven (7) business days after Tenant's receipt of notice thereof (or earlier, as necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord.  If Tenant fails to timely take either such action, then Landlord may  pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises during the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9.Use and Compliance with Law.

(a)Use. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to use that would damage the Premises. The population density within the Premises as a whole shall at no time exceed five persons for each 1,000 rentable square feet in the Premises. Tenant may use the Premises after normal business hours, so long as Tenant is not generally conducting business from the Premises after normal business hours. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or for the storage of any Hazardous Materials, except in full compliance with all applicable Laws and this Lease. To the extent that Tenant's use directly results in an increase rate of insurance or any insurance expenses for the Building or its contents, then Tenant shall compensate Landlord for such increase. Tenant shall not use any substantial portion of the Premises for a "call center," any other telemarketing use, or any credit processing use. If, because of (a) Tenant's use, (b) Tenant's build-out, (c) a Tenant Party's acts, or (d) because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.

(b)Compliance with Law.

(1)Existing Laws. If any Laws in existence as of the date of this Lease require an alteration or modification of the Premises (a "Code Modification") and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, then such Code Modification shall be performed by Landlord at Landlord's sole cost and expense.

(2)Governmental Regulations – Landlord Responsibility. If, as a result of one  or more Laws that are not in existence as of the date of this Lease, it is necessary from time to time during the Term, to perform a Code Modification to the Building or Project that (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord and cost thereof shall be included as Operating Costs.

(3)Governmental Regulations – Tenant Responsibility. If, as a result of one or more Laws, it is necessary from time to time during the Term, to perform a Code Modification to the Building or Project that is made necessary as a result of the specific use being made by Tenant of the Premises or as a result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

(c)Lab Area. The following provisions shall apply to the Lab Area:

(1)Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges that Landlord has made no representation that (i) the Permitted Use is permitted pursuant to applicable laws, including applicable zoning laws, healthcare regulatory requirements and applicable environmental laws, nor (ii) the Premises or the configuration of or access to the Premises complies with any healthcare regulatory requirements applicable to the Permitted Use or to Tenant, and Tenant shall have no recourse against Landlord, and no right terminate this Lease, offset against the rent hereunder or abate the rent hereunder, if the Permitted Use is not so permitted or if the Premises are not compliant in such manner. Any individuals working at the Lab Area shall have all licenses, certifications and the like required by applicable law for the position they hold and the work they perform.

(2)Tenant shall, at Tenant's expense, be responsible for the disposal of trash and waste from the Lab Area. This must be done in accordance with all applicable laws and good medical practice. Landlord shall provide standard cleaning and trash removal services for all typical offices, consultation rooms where no blood, medical waste and/or biohazard materials are generated, conference rooms, hallways, reception areas, internal restroom and kitchen countertops, sinks, and flooring. In no event shall Landlord be obligated to handle or remove any trash or waste containing blood, medical waste or biohazard materials. Notwithstanding the foregoing, Landlord shall not be required to provide any standard cleaning or trash removal services to any area within the Premises if access to such areas would expose Landlord or the personnel of Landlord or Landlord's property manager to any medical waste, organic tissue and biohazard materials. Subject to Section 27(c), all of Tenant's cleaning shall be coordinated with any work or cleaning being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to interfere with Building construction or operation, and Tenant shall use cleaning contractors reasonably acceptable to Landlord.

(3)Tenant shall, at Tenant's expense, be responsible for the separation of and disposal of all trash containing any medical waste, organic tissue and/or biohazard materials that is generated in the Lab Area from the typical trash found in typical offices (i.e., paper and any non-medical and/or biohazard materials) ("Typical Office Trash"). Tenant's contractor(s) shall dispose of all trash containing medical waste, organic tissue and biohazard materials in accordance with Applicable Requirements, as hereinafter defined, and shall not commingle it with trash from the remainder of the Lab Area or from any other portion of the Building. Without limiting the foregoing, Tenant shall be responsible, at its sole cost and expense, for the safe and complete disposal, and the transport off-site, of all items that are by law defined as medical waste, organic tissues and biohazard materials or items that have been exposed to medical waste, organic tissues and biohazard materials such as syringes, bandages, medical instruments, tissues, samples, containers, receptacles, cotton packing, swabs, etc., as well as any and all potentially, possibly or actually contaminated, hazardous, diseased, infected or infectious material, substance or thing utilized or brought upon the Lab Area by Tenant or others. Without impairing any of the restrictions on use contained in this Lease and without expanding the definition of "Permitted Use" hereunder, the term "medical waste" as used hereunder shall include, without limitation, any and all waste generated in the diagnosis, treatment or immunization of humans or animals related research, or in the preparation and administration of diagnostic, enzymatic or treatment agents, together with all such other wastes which are defined pursuant to any medical or biological waste regulations which have been or may be hereafter promulgated by any governmental agency or authority with jurisdiction over the Premises or the Tenant's use thereof or business conducted therein, and as further set forth in any laws now or hereafter applicable to the Tenant or the Premises.

(4)Tenant's disposal of medical or other waste resulting from its operation of the Lab Area shall comply, without limitation, with the following: (i) all applicable federal (including, without limitation, OSHA and the Health Insurance Portability and Accountability Act), state and local laws, regulations and rules, written policies, standards and guidance documents; (ii) all written instructions and guidelines given by the manufacturers of any processing systems and chemicals used in the Tenant's operations within the Lab Area; and (iii) all written specifications and requirements with respect to the operation and maintenance of any sewage treatment plant serving the Lab Area and/or the Building. The aforementioned requirements are hereinafter collectively referred to as the "Applicable Requirements." The Tenant is responsible for ascertaining all of the Applicable Requirements. Tenant shall be responsible for, and shall be deemed the generator of, all medical waste, organic tissue and biohazard materials at, on or from the Premises.

(5)Tenant shall not place or permit the placement of any medical waste, organic tissue or biohazard materials receptacles or courier lock boxes (such as those used for the pick-up and delivery of samples or impressions, laboratory samples, or prosthetic dental devices) in any common areas of the Building.

(6)Tenant shall not use any radioactive or corrosive materials in the Lab Area, except as may be specifically approved by Landlord in writing, in its reasonable discretion. Any such approval by Landlord shall not be deemed to be a representation by Landlord that such materials are lawful or safe. Any medical equipment ("Medical Equipment") installed or operated in the Lab Area shall be installed and operated in accordance with all Applicable Requirements and with the provisions of this Lease, and further shall be operated in such a fashion that no noise, odor or vibration therefrom is discernable outside the Lab Area. Tenant shall have the right to install, maintain and operate audio equipment within the Lab Area provided that no sound from the use of such system (whether for music, announcements or otherwise) shall be discernable outside the Lab Area.

(7)Tenant shall ensure that the Lab Area is not visible from outside of the Premises.

(8)Tenant shall not bring or permit to be brought or kept in the Lab Area or elsewhere in the Building any Hazardous Materials. Notwithstanding the foregoing, Tenant shall be permitted to use and store in the Lab Area, Hazardous Materials which are typically used or generated in the operation of a "light" lab permitted in the Permitted Use, provided that such materials are stored, used and disposed of in strict compliance with all applicable laws, rules or regulations governing the production, possession, storage and disposal any such materials Hazardous Materials ("Hazardous Materials Laws") and with good scientific and medical practice. With respect to any of Tenant's Hazardous Materials, if Tenant does not properly handle, store or dispose of in compliance with all applicable Hazardous Materials Laws and good scientific and medical practice, such failure shall be an Event of Default under this Lease. Tenant shall be responsible for, and shall be deemed the generator of, all Hazardous Materials used by or on behalf of Tenant at, on or from the Premises.

(9)Tenant shall maintain in the Lab Area available for inspection by Landlord a "Hazardous Materials List" of all Hazardous Materials transported, stored, used, handled, recycled or disposed of by Tenant in connection with Tenant's operations within the Lab Area, which list shall state the approximate quantity of each such Hazardous Material present in the Lab Area. An initial Hazardous Materials List indicating such materials shall be available for inspection by Landlord prior to occupancy by Tenant and shall be updated throughout the Term of the Lease upon any change in usage, processing method or system, or any material change in quantity, of such materials. Furthermore, Tenant shall maintain in the Lab Area available for Landlord's inspection a copy of a current material safety data sheet for each substance on the Hazardous Materials List and any other information required by law to be maintained in connection with the Tenant's operations within the Lab Area. Tenant shall  provide Landlord on request with evidence of the proper licensing, if and as required by Applicable Requirements, of any individuals or entities handling Hazardous Materials in the Lab Area. Review by Landlord of any such information shall not be deemed to be a representation by Landlord that Tenant or such information is in compliance with applicable laws relating to same.

(10)Tenant may not dispose of any chemicals used in its operations within the Lab Area in the sewer system serving the Lab Area and/or the Building. All chemicals used in connection with Tenant's operations shall be properly stored and removed from the Lab Area in full compliance with all Applicable Requirements. Disposal must be done in strict compliance with the Applicable Requirements. Tenant shall make available for Landlord's inspection all documentation provided by the manufacturer relating to the design and operation of any of Tenant's equipment involved in the generation of waste that is subject to the Applicable Requirements, including without limitation piping or chemical transport diagrams and the manufacturers' description of the methods used by the system to achieve any required  pH levels. Tenant shall obtain and maintain in full force and effect all permits required by applicable Laws for storage and disposal by Tenant of any Hazardous Materials used or generated by Tenant. If Tenant believes following reasonable inquiry that no such permits are required, Tenant shall provide a written certification of same to Landlord upon Landlord's request. Tenant shall be responsible for, and shall be deemed the generator of, all Hazardous Materials used, stored, generated or disposed of by or on behalf of Tenant at, on or from the Premises.

(11)The Tenant is responsible for the design, maintenance and operation of all apparatus associated with Tenant's operations within the Lab Area and such apparatus as may be required by Applicable Requirements.

(12)NOTICE: THE FOREGOING IS NOT A CHECKLIST FOR COMPLIANCE WITH APPLICABLE LAW. THE TENANT IS ULTIMATELY RESPONSIBLE FOR ASCERTAINING, AND OPERATING IN ACCORDANCE WITH, ALL APPLICABLE REQUIREMENTS. NOTHING IN THIS LEASE, NOR ANY OTHER REQUIREMENTS OR SPECIFIC "APPROVAL" OR "CONSENT" AT ANY TIME GIVEN BY LANDLORD, SHALL BE CONSTRUED IN ANY WAY TO DIMINISH TENANT'S RESPONSIBILITY TO COMPLY WITH APPLICABLE REQUIREMENTS, TO RELEASE TENANT FROM LIABILITY FOR TENANT'S OPERATIONS OR DELETERIOUS EFFECTS OF THE MATERIALS USED BY THE TENANT, OR IN ANY WAY TO AFFECT OR DIMINISH LANDLORD'S RIGHTS AND REMEDIES PURSUANT TO THE INDEMNITY PROVISIONS CONTAINED IN THIS LEASE.

(13)Any increase in the premium for necessary insurance on the Lab Area or the Building which arises from Tenant's use and/or storage of these Hazardous Materials (as stated by any insurance company or by the applicable insurance rating bureau) shall be solely at Tenant's expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction. Tenant shall comply both with any requirements of Landlord's insurance carrier and with any requirements of the Board of Fire Underwriters in its use of the Lab Area.

(14)TENANT HEREBY AGREES TO INDEMNIFY, DEFEND AND SAVE LANDLORD, ITS OFFICERS, DIRECTORS, MEMBERS, PARTNERS, AGENTS, AND EMPLOYEES (THE "LANDLORD INDEMNITEES") HARMLESS FROM ALL LIABILITY, LOSS, DAMAGES, COSTS OR EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES, INCURRED IN CONNECTION WITH ANY CLAIMS OF ANY NATURE WHATSOEVER AS THE RESULT OF ANY INJURY TO ANY INDIVIDUAL OR ENTITY OCCASIONED BY CONTACT WITH OR EXPOSURE TO ANY INFECTIOUS, INFECTED, HAZARDOUS OR CONTAMINATED MATERIAL, SUBSTANCE OR THING UTILIZED, APPLIED, REMOVED OR RECEIVED BY TENANT, ITS AGENTS OR EMPLOYEES (REGARDLESS OF WHETHER LANDLORD, ITS AGENTS OR EMPLOYEES PERMITTED SUCH MATERIAL, SUBSTANCE OR THING TO BE PRESENT AT THE PROJECT) EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS OR EMPLOYEES. THIS INDEMNITY PROVISION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS LEASE.

(15)If Tenant breaches its obligations under this Section 9(c), Landlord shall send Tenant notice thereof, except that no notice shall be required in an emergency, following receipt of which Tenant shall immediately take any and all action reasonably appropriate to remedy such breach, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant's use, generation, storage or disposal of Hazardous Materials. If Tenant fails to commence any such action within five (5) calendar days' written notice from Landlord to Tenant, or such shorter period as may be practicable under the circumstances in the event of an emergency involving the violation of a Hazardous Materials Law (the "Cure Period"), Landlord may take any and all action reasonably appropriate to remedy the same, and Tenant agrees to pay to Landlord the reasonable, third-party, out-of-pocket cost thereof not later than thirty (30) days following Landlord's demand therefor (accompanied by a reasonably detailed invoice with respect thereto), as additional rent. Notwithstanding the foregoing, if such repairs  are the type that cannot be completed within the Cure Period, then provided Tenant begins such repair within the Cure Period and proceeds diligently and in good faith thereafter to complete the repairs, the Cure Period shall be extended by that period as is reasonably necessary to effect such repair (which extension shall not exceed thirty (30) days if Landlord reasonably determines that such damage (i) constitutes an emergency, (ii) affects other tenants or the operation of the Building or (iii) is not contained within the Lab Area). TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE LANDLORD INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, DAMAGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND OUT-OF-POCKET COSTS OF CLEANUP AND REMEDIATION) ARISING FROM TENANT'S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SECTION 9(C). THIS INDEMNITY PROVISION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS LEASE.

(16)Tenant shall contract for and utilize termite and pest extermination services for the Lab Area as evidenced by a service contract which shall be made provided to Landlord on a monthly basis or upon request by Landlord from time to time. If Landlord is required to provide pest control for  the Building and/or Property in excess of building standard pest control by reason of an Food and Drug Administration or other governmental regulations that become applicable to the Property by reason of Tenant's operations in the Premises other than office use, then Tenant shall reimburse Landlord, as additional rent, the cost of such additional pest control.

(17)No animals, animal waste, food or supplies relating to animals or animal-testing shall be permitted in the Premises or within the Building except as otherwise permitted pursuant to the Permitted Use of the Lab Area.

10.Assignment and Subletting.

(a)Transfers. Except as provided in Section 10(h), Tenant shall not, without the prior written consent of Landlord, directly or indirectly, voluntarily or involuntarily, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through 10(a)(6) being a "Transfer").

(b)Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) has a Tangible Net Worth (as defined below) sufficient to meet the obligations of Tenant under this Lease as reasonably determined by Landlord, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building or Complex, (4) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building or Complex, (7) is in compliance with the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; and (8) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent to any proposed Transfer if any Event of  Default by Tenant then exists.

(c)Request for Consent. At least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Within 30 days after written notice from Landlord, Tenant will reimburse Landlord for its reasonable attorneys' fees incurred in connection with considering any request for consent to a Transfer, not to exceed $2,500.00 per request for consent.

(d)Conditions to Consent. If Landlord consents to a proposed Transfer, the proposed transferee shall deliver to Landlord a written agreement expressly assuming Tenant's obligations hereunder; however, any transferee of less than all of the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease; Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while any part of the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant instructs its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)Attornment by Subtenants.  Each sublease hereunder shall be subject and subordinate  to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense of such subtenant against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant has paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically as a condition of its occupying or using any part of the Premises, to have agreed to be bound by the terms of this Section 10(e).

(f)Cancellation. If Tenant proposes to assign or sublet more than 50% of the rentable square footage of the Premises, Landlord may, within 30 days after receipt of Tenant's written request for Landlord's consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(g)Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (i) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, legal fees and tenant finish work) in connection with such Transfer over (ii) the Rent allocable to the portion of the Premises covered thereby.

(h)Permitted Transfers. Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a "Permitted Transfer") to the following types of entities (a "Permitted Transferee") with the written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed:

(1)an Affiliate of Tenant, so long as such Affiliate was not formed to avoid the obligations of this Section 10 or adversely affect the ability of Tenant to satisfy its obligations under this Lease;

(2)any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is (i) sufficient to meet the obligations of Tenant under this Lease as reasonably determined by Landlord, and (ii) not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3)any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets if such entity's Tangible Net Worth after such acquisition is (i) sufficient to meet the obligations of Tenant under this Lease as reasonably determined by Landlord, and (ii) not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Complex, Landlord or other tenants of the Building or the Complex. No later than 30 days after the effective date of any Permitted Transfer, Tenant shall furnish Landlord with (A) copies of the instrument effecting such Permitted Transfer, (B) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer, (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11.Insurance; Waivers; Subrogation; Indemnity.

(a)Tenant's Insurance. Tenant shall maintain or shall cause to be maintained the following policies of insurance at is sole cost in accordance with the General Provisions set forth at Section 11(b) below:

(1)Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage, One Million U.S. Dollars ($1,000,000) any one person or organization for personal and advertising injury, Two Million Dollars ($2,000,000) general aggregate, covering: property/operations liability; personal injury liability; and broad form contractual liability. Tenant's policy shall be primary and non-contributory to any other insurance available to Landlord with respect to claims arising from Tenant's use and occupancy of the premises and it shall be endorsed to add as an additional insured whichever entities Landlord may require in its reasonable discretion, which as of the Lease Date are: Rockpoint Group, L.L.C., Rockhill Management, L.L.C., Rockpoint Real Estate Fund V, L.P., Rockpoint Real Estate Fund V Offshore AIV, L.P., Las Cimas Owner GP LLC, Las Cimas Member LP, and Las Cimas Owner LP.

(2)Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired or non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of One Million Dollars ($1,000,000) each accident. Such insurance shall insure Tenant and its Tenants against any and all claims for bodily injury, including death resulting there from, and damage to the property of others caused by accident and arising from Tenant's operations under the Agreement and whether such operations are performed by Tenant, Tenant's Tenants, or by any one directly or indirectly employed by any of them.

(3)Workers Compensation Insurance covering statutory workers compensation benefits and employers liability coverage with limits of One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee and policy limit for bodily injury by disease.

(4)Umbrella Liability Insurance providing excess liability coverage with respect to the commercial general liability, automobile liability and employers liability policies described above with limits of at least Ten Million Dollars ($3,000,000) per occurrence and Ten Million Dollars ($3,000,000) general aggregate and products/completed operations aggregate. Such insurance shall be written as follow form or with a form that provides coverage that is at least as broad as the primary insurance policies.

(5)Commercial Property Insurance covering at replacement cost value the following property that is owned by, held by, or the legal responsibility of Tenant including but not necessarily limited to: (i) inventory; (ii) furniture, unattached fixtures, and equipment; (iii) improvements and betterments that are the responsibility of the Tenant; and (iv) any other property in which the Tenant retains the risk of loss including but not limited to electronic data processing equipment and employee personal property. Each policy shall provide coverage against those perils that are commonly included in an "all risk" or special causes of loss form, with no exclusions or other limitations of coverage for wind and hail. Coverage for the perils of earthquake and flood shall be added by endorsement at Landlord's request. Policies shall also include (a) an "agreed amount" endorsement waiving any coinsurance requirement; (b) time element insurance covering business interruption and extra expense resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; and (c) a loss payable endorsement providing that Tenant and Landlord are loss payees as their interests may appear.

(6)Pollution Liability. If Tenant is handling known or suspected toxic or Hazardous Materials or covering cleanup costs and third-party claims arising from spills, releases, or alleged exposure to Hazardous Materials used, stored, handled, treated, generated, released, or disposed of at or from the Premises by Tenant, the minimum limit required is $5,000,000 per occurrence and aggregate. The policy shall provide coverage for bodily injury and property damage resulting from environmental and pollution liability caused or exacerbated by Tenant.

(b)General Provisions. Each policy of insurance required under this Lease shall be subject to the following general provisions:

(1)All policies shall be issued to the Tenant as the first named insured and (except insurance under Section 11(a)(3) above) Landlord (and any individuals or entities with an interest in the Premises as may from time to time be requested by Landlord) as an additional insured to the extent, where applicable. Each policy evidencing insurance required to be carried by Tenant pursuant to this Section shall contain the following clauses and provisions: (i) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord be excess insurance; (ii) a waiver by the insurer of any right to subrogation against the indemnified parties which could arise by reason of any payment under such policy or by reason of any act or omission of any of the indemnified parties; (iii) a severability of interest clause or endorsement; (iv) a provision (in endorsement form if requested by Landlord) that the insurer or  insured will not cancel or change the coverage provided by such policy without giving Landlord thirty (30)days' prior written notice.

(2)Limits of liability specified herein can be satisfied through the maintenance of a combination of primary and umbrella policies.

(3)To the extent permitted by Law, Tenant waives on behalf of itself and its insurer all rights to assert claims for any losses, damages, liabilities, and expenses, including but not limited to attorney's fees, against Landlord, Landlord's subsidiaries and affiliates, and their respective directors, officers, managers, Tenants and employees, for damages to the extent proceeds realized from policies of insurance maintained or required to be maintained in connection with services or products provided under this Agreement are applied to such losses, damages, liabilities, and expenses. Each policy required herein shall include an endorsement acknowledging such waiver of subrogation.

(4)Any and all of the deductibles and premiums associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Tenant.

(5)All policies must be written on an occurrence basis and maintained without interruption from the date of this Lease until the date of termination of this Lease.

(6)Tenant shall furnish to Landlord upon execution of this Lease and thereafter within ten (10) days of the renewal of any policy required herein a Certificate of Liability Insurance on Acord 25 and a Certificate of Property Insurance on Acord 28 or substitute equivalent forms approved by Landlord ("Certificates"). Certificates shall evidence the following for each and every policy providing the insurance coverage required herein: (i) insurance company name, (ii) policy number, (iii) policy period, (iv) per occurrence and aggregate limits, (v) deductibles or self-insured retentions, and (vi) any applicable additional insured or waiver of subrogation endorsements.

(7)Each insurance company listed in the Certificate shall be (i) admitted to do business in the state where the Project is located and (ii) rated by AM Best Company as having a financial strength rating of "A- " or better and a financial size category of "VIII" or greater or otherwise be satisfactory to Landlord.

(8)A lack of insurance coverage does not reduce or limit Tenant's obligation to indemnify Landlord as set forth in this Lease.

(c)Landlord’s Insurance. Landlord shall maintain property insurance covering Landlord's owned real and personal property at the Property, in amounts and with coverages as determined reasonably by Landlord but as is reasonable and customary in the area for similar properties.

(d)No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any  Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(e)Indemnity. Subject to Section 11(b), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a "Loss") (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant's Off-Premises Equipment. It being agreed that clauses (2) and (3) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the gross negligence or willful misconduct of Landlord, its employees and its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party. Landlord shall defend, indemnify, and hold Tenant harmless from and against any Loss arising from any occurrence in or on the Building's common areas to the extent caused by the gross negligence or willful misconduct of Landlord, its employees or agents.

12.Subordination; Attornment; Notice to Landlord's Mortgagee.

(a)Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a "Mortgage"), or any ground lease, master lease, or primary lease (each, a "Primary Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a "Landlord's Mortgagee"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor a subordination, non-disturbance and attornment agreement, in recordable form if required and on Landlord's Mortgagee's form, as a Landlord's Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord's Mortgagee's Mortgage or Primary Lease or, if the Landlord's Mortgagee so elects, the subordination of such Landlord's Mortgagee's Mortgage or Primary Lease to this Lease. All costs and expenses charged by Landlord's Mortgagee to provide, draft, negotiate and finalize such documentation shall be paid by Tenant within ten (10) days after Landlord gives to Tenant a reasonably detailed statement therefor, not to exceed $5,000.00 for each such subordination, non- disturbance and attornment agreement.

(b)Attornment. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably  request.

(c)Notice to Landlord's Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

(d)Landlord's Mortgagee's Protection Provisions. If Landlord's Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord's Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord) except to the extent of any offset pursuant to clause (6) of this subsection (d) and except for in connection any maintenance or repair obligations of Landlord under this Lease, if any, for which prior lessor failed to perform and which remain at issue as of the date on which Landlord’s Mortgagee acquires title to the Land, provided that Tenant has given Landlord’s Mortgagee written notice of the same (provided however in no event shall Landlord’s Mortgagee be liable for any damages or liability arising from or in connection with any failure, act or omission of prior Landlord relating to such maintenance or repairs); (2) bound by any Rent which Tenant has paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the terms of the loan documents between Landlord and Landlord's Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) intentionally deleted, and (C) Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which shall be provided to Tenant by Landlord. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant's use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14.Condemnation.

(a)Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), this Lease shall terminate as of the date of the Taking.

(b)Partial Taking - Tenant's Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this  Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)Partial Taking - Landlord's Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

(d)Temporary Taking. If all or any portion of the Premises becomes subject to a Taking  for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall  restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant's sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section 14(d).

(e)Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it  may have.

15.Fire or Other Casualty.

(a)Repair Estimate. If the Premises or the Building are damaged by fire or other casualty  (a "Casualty"), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

(b)Tenant's Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 270 days after the commencement of repairs (the "Repair Period"), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c)Landlord's Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord's insurance policies plus applicable deductibles (provided that Landlord carries the insurance required hereunder) or Landlord makes a good faith determination that restoring the Building would be uneconomical (so long as in connection with such determination, Landlord has terminated or provided notices of termination of leases of all other tenants of the Building having premises similarly impacted by the casualty and where such tenants' leases permitted such termination by Landlord), or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee such that the remaining insurance proceeds are insufficient to cover at least 80% of the costs of restoration, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(d)Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant's sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question (plus applicable deductible amounts). If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(e)Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of  the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord's repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless the gross negligence or willful misconduct of a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

(f)Lab Area. Notwithstanding the foregoing, if any casualty shall damage any portion of the Building such that any restoration work must be performed in the Lab Area, then Tenant, at its sole expense, shall obtain any license, clearance or other authorization of any kind required to enter into the Premises to commence such restoration work issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on, or about the Premises.

16.Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17.Events of Default. Each of the following occurrences shall be an "Event of Default":

(a)Payment Default. Tenant's failure to pay Rent within five business days of the date due, which failure continues for five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent within five business days of the date due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

(b)Abandonment. Tenant (1) abandons or vacates the Premises or any substantial portion thereof or (2) fails to continuously operate its business in the Premises except during any periods of renovation or remodeling (provided that such failure to continuously operate Tenant's business in the Premises due to any period of renovation and/or remodeling shall not exceed six months);

(c)Estoppel. Tenant fails to provide any estoppel certificate after Landlord's written request therefor pursuant to Section 25(e) and such failure shall continue for seven (7) days after Landlord's second written notice thereof to Tenant;

(d)Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

(e)Mechanic's Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f)Other Defaults. Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant's obligation to provide Landlord evidence of Tenant's insurance coverage) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 45 days after the expiration of the 30-day period; and

(g)Insolvency. The filing of a petition by or against Tenant (the term "Tenant"  shall include, for the purpose of this Section 17(g), any guarantor of Tenant's obligations hereunder) (1) in any  bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; (4) for the reorganization or modification of Tenant's capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

18.Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a)Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued but unpaid hereunder through the date of termination, (2) all amounts due under Section 19(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "Money Rates" minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b)Termination of Possession. Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant's property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Complex and Landlord shall not be obligated to accept any prospective tenant unless such proposed tenant meets all of Landlord's leasing criteria.

Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

(c)Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages therefor, except to the extent caused by Landlord's gross negligence or willful misconduct in performing such obligation, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

(d)Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

(e)Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19.Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a)Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required at the expiration of the Term, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including reasonable brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

(b)No Waiver. Landlord's acceptance of Rent following an Event of Default shall not  waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any  of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c)Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not  be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

20.Landlord's Lien. In addition to any statutory landlord's lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant's obligations hereunder, a security interest in all of Tenant's property situated in or upon, or used in connection with, the Premises or the Project, and all proceeds thereof (except merchandise sold in the ordinary course of business) (collectively, the "Collateral"), and the Collateral shall not be removed from the Premises or the Project without the prior written consent of Landlord until all obligations of Tenant have been fully performed. Such personalty thus encumbered includes specifically all trade and other fixtures for the purpose of this Section 20 and inventory, equipment, contract rights, accounts receivable and the proceeds thereof. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Premises are located (the "UCC"). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five-days' prior written notice thereof shall be reasonable notice of the act or event. In order to perfect such security interest, Landlord may file any financing statement or other instrument necessary at Tenant's expense at the state and county Uniform Commercial Code filing offices. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other necessary instrument to perfect Landlord's security interest under this Section 20, which power is coupled with an interest and is irrevocable during the Term.  Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Within ten days following written request therefor, Tenant shall execute financing statements to be filed of record to perfect Landlord's security interest in the Collateral.

21.Surrender of Premises.

(a)General Surrender Provisions. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided no default then exists under this Lease, Tenant may remove all unattached trade fixtures, furniture, movable equipment and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, subject to Section 21(b), Tenant shall remove such trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant's Off- Premises Equipment) as Landlord requests; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing at the time such plans were approved by Landlord that the improvement or addition in question need not be removed. Tenant shall repair and restore, in a good and workmanlike manner, all damage caused by such removal, and if Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for Landlord's cost of repairing and restoring such damage. All items not so removed shall, at Landlord's option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant's cost but without notice to Tenant and without any obligation to account for such items, and without liability to or recourse by Tenant or anyone claiming by, through or under Tenant; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted under Section 20. Further, Tenant shall deliver to Landlord the Premises with the Lab Area converted to "general open office condition" and the common area  corridor between Suite 100 and 110 retrofitted and restored to "building standard condition" and the configuration as existed prior to the date of this Lease. For the avoidance of doubt, the above provisions shall also apply to any and all improvements that Tenant makes outside of the Premises, in the remainder of the Building, on the roof of the Building, or on the exterior of the Building. The provisions of this Section 21 shall survive the end of the Term.

(b)Lab Area Surrender. Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, disposal apparatus, containment apparatus, acid neutralization systems, plumbing and other equipment and systems in and/or exclusively serving the Lab Area, and all air-scrubbers, air-handlers, exhaust or other ductwork in and/or exclusively serving the Lab Area, in each case which has carried or released or been contacted by any chemical or biological materials used in the operation of the Lab Area, and shall otherwise clean the Lab Area so as to permit the Surrender Plan (defined below) to be issued, on or before, as the case may be: (i) the expiration of this Lease, (ii) the date  thirty (30) days after any earlier termination based upon any Default of Tenant in its obligations under the Lease, or (iii) as soon as reasonably possible after any earlier termination arising from any reason other than any Default of Tenant in its obligations under the Lease, as the case may be. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within ten (10) Business Days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises available for unrestricted use and occupancy (the "Surrender Plan"). Such Surrender Plan shall be accompanied by a current listing of (x) all Hazardous Materials licenses and permits and medical waste licenses and permits held by or on behalf of Tenant with respect to the Premises, and (y) all Hazardous Materials and medical waste used, stored, handled, treated, generated, released or disposed of from the Premises by Tenant. In connection with the review and approval of the Surrender Plan, which approval shall not be unreasonably withheld, conditioned, or delayed, upon the written request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall reasonably request. On or before the expiration of the Term  (or within thirty (30) days after any earlier termination of this Lease), Tenant shall deliver to Landlord a certification ("Hygienist Certification") from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor reasonably acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord's environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and Landlord, any affiliate of Landlord, Landlord's managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives shall be entitled to rely on the Surrender Plan. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, then following notice to Tenant of such failure and Tenant's failure to commence a cure within ten (10) days of the delivery of such notice and to complete such cure within thirty (30) days of the delivery of such notice, Landlord shall have the right to take such actions as are reasonably necessary to assure that the Premises are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. For the avoidance of doubt, the foregoing provisions shall also apply to any and all specialty Improvements that Tenant makes outside of the Premises that serve the Lab Area. Tenant's obligations under this Section 21 shall survive the expiration or earlier termination of the Term.

22.Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be  a tenant at sufferance and (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver  of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom; provided, however, that such indemnification obligation shall not arise until the expiration of ten (10) days following the last day of the Term.

23.Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

(a)Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)Security. To take such reasonable measures as Landlord deems advisable for  the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c)Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective purchasers or lenders; and

(d)Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default which remains uncured, to enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective tenants.

24.Intentionally Omitted.

25.Miscellaneous.

(a)Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord's obligations hereunder arising from and after the transfer date.

(b)Landlord's Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease. Additionally, Tenant hereby waives its statutory lien under Section 91.004  of the Texas Property Code.

(c)Force Majeure. Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d)Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Elevate Growth Partners, L.L.C., representing Tenant and Peloton Commercial Real Estate, representing Landlord, whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

(e)Estoppel Certificates. From time to time, Tenant shall furnish to any party designated  by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request, including certifying the following: (i) that this Lease is unmodified and in full force and effect (or, if there have  been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) that Tenant has no defenses, offsets or counterclaims against its obligations to pay rent and other charges required under this Lease and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), (iii) the dates to which the Rent and other charges have been paid, and (iv) any other factual information reasonably requested by Landlord. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord's Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

(f)Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) sent via electronic mail transmission, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours. All notices shall be effective upon delivery to the addressee (even if such addressee refuses delivery thereof); provided, however, that notices sent by electronic mail transmission must be followed by one other method permitted in this paragraph. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g)Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic mail or facsimile transmission as specifically set forth in Section 25(f); nor shall the use of the phrase "in writing" or the word "written" be construed to include electronic communications except by electronic mail or facsimile transmissions as specifically set forth in Section 25(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i)Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l)Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n)Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(o)Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(p)Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(q)Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(r)Financial Reports. Within 15 days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Landlord will not disclose any aspect of

Tenant's financial statements that Tenant designates to Landlord as confidential except (1) to Landlord's Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 25(r) more than once in any 12-month period unless requested by Landlord's Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs. So long as Tenant is a publicly-traded company on a recognized exchange, Tenant shall not be required to furnish to Landlord financial statements pursuant to this Section 25(r).

(s)Landlord's Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys', engineers' or architects' fees, within 30 days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. If Landlord reasonably believes the out- of-pocket costs payable to third parties to be incurred by Landlord in reviewing the proposed action or consent will exceed $2,500, Landlord will first notify Tenant of such cost estimate before proceeding with such third-party expenses. If Tenant fails to consent to such additional costs and expenses within five business days after Landlord’s written notification to Tenant thereof, Tenant shall be deemed to have rescinded its request for such action or consent.

(t)Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("Telecommunications Services"), for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent, not to be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord's policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(u)Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law or court order, to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(v)Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.

(w)Hazardous Materials. The term "Hazardous Materials" means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. Subject to Section 9(c), Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant's business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 25(w), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant's use, generation, storage or disposal of Hazardous Materials. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Premises, the Building, the Project or the Complex without the prior written consent of Landlord, which consent shall be in Landlord's sole discretion. TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS LANDLORD AND ITS REPRESENTATIVES AND AGENTS FROM AND AGAINST ANY AND

ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, DAMAGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND COST OF CLEANUP AND REMEDIATION) ARISING FROM TENANT'S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SECTION 25(W). THIS INDEMNITY PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE.

(x)List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Outline of Premises

Exhibit B - Description of the Land

Exhibit C – Tenant Finish-Work

Exhibit D – Building Sign

Exhibit E - Parking

Exhibit F - Renewal Option

Exhibit G – Right of First Refusal

Exhibit G-1 – Refusal Space

Exhibit G-2 – Form of Offer Notice

Exhibit H - Waiver of Consumer Rights

Exhibit I – Rent Abatement Provisions

Exhibit J – Lab Area - Permitted Use

(y)Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent and Tenant's Proportionate Share of Taxes and Electrical Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

(z)Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

26.Letter of Credit.

(a)General Provisions. Concurrent with the execution of this Lease, Tenant has delivered  to Landlord a Letter of Credit (as hereinafter defined) in the amount specified in the Basic Lease Information of this Lease, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the "Letter of Credit") issued by and drawable upon a commercial bank which is satisfactory to Landlord (the "Issuing Bank"), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (i) name Landlord as beneficiary, (ii) have a term of not less than one year, (iii) permit multiple drawings, (iv) either (x) be fully transferable by Landlord without the payment of any fees or charges by Landlord, or (y) Tenant shall be obligated to cause a replacement Letter of Credit to be issued for the benefit of Landlord's transferee, at no fee or charge to Landlord, subject only to the return of the original Letter of Credit, and (v) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Landlord. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the sixtieth (60th) day following the scheduled expiration date of the Term or any renewal Term); provided, however, the Issuing Bank may retain the right to send duplicate notices (the "Non-Renewal Notices") to Landlord and Tenant by certified mail, return receipt requested, not less than sixty (60) days next preceding the then- expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit.  The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank or its correspondent bank at an office location in Dallas, Texas. The Letter of Credit shall be subject in all respects to the International Standard Practice 1998 (ISP 98), International Chamber of Commerce Practice, Publication No. 590.

(b)Drawings under Letter of Credit. If (i) a Default of Tenant occurs under this Lease, or (ii) Tenant fails to make any installment of Rent as and when due and which remains unpaid after delivery of a notice of delinquency, or (iii) Landlord receives a Non-Renewal Notice, or (iv) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Basic Rent or any other sum as to which Tenant is in default including (1) any sum which Landlord may expend or may be required to expend by reason of Tenant's default, and/or (2) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (iii) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of Section 26(a). If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, upon demand, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant not more than sixty (60) days after the expiration date of the Term and after delivery of possession of the Premises to Landlord in the manner required by this Lease and the curing of any outstanding Default of Tenant under this Lease.

(c)Use of Proceeds by Landlord. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or Default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in Default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from Tenant's breach or Default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a "draw" by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(d)Additional Covenants of Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within twenty (20) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 26. Tenant further agrees that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e)Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of Section 26(c) shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Issuing Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.

(f)Reduction in Letter of Credit Amount. Provided no Event of Default has occurred hereunder, the Letter of Credit Amount shall be automatically reduced in accordance with the following dates and amounts:

Lease Month	Required Letter of Credit Amount
Commencement Date – December 31, 2021	$1,500,000
January 1, 2022 – December 31,2022	$1,250,000
January 1, 2023 – December 31, 2023	$1,000,000
January 1, 2024 – December 31, 2024	$750,000
January 1, 2025 – December 31, 2025	$500,000
January 1, 2026 - end of Term	$250,000

(g)Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a "security deposit" under any Law applicable to security deposits in the commercial context, including Sections 93.004-93.011 of the Texas Property Code, as enacted by H.B. 2803, 77th Legislative Session, as such sections now exist or as may be hereafter amended or succeeded ("Security Deposit Laws"), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

27.Other Provisions.

(a)Monument Sign and Building Sign. Landlord will install, at Tenant's expense, a sign panel (the "Monument Sign") displaying Tenant's name on Landlord's monument sign situated on the grounds of the Project. Tenant shall also have the right to place signage on the facade of the Building (the "Building Sign") in the location shown on EXHIBIT D attached hereto. Further, Landlord approves the signage renderings for the Building Sign as shown on EXHIBIT D attached hereto. The cost of the Building Sign and installation thereof shall be Tenant's sole cost. After the earlier of the end of the Term or after Tenant's right to possess the Premises has  been terminated, Tenant shall remove the Monument Sign and the Building Sign, repair all damage caused thereby, and restore the Project grounds or Building area on which the Monument Sign or Building Sign was located to their condition before the installation of the Monument Sign and Building Sign within ten (10) days after Landlord's request therefor. If Tenant fails to timely do so, Landlord may, without compensation to Tenant and at Tenant's expense, remove the Monument Sign and/or the Building Sign, perform the related restoration and repair work and dispose of the Monument Sign and/or Building Sign in any manner Landlord deems appropriate. The rights granted to Tenant under this Section 27(b) are personal to Tenant, may not be assigned to any party, and may be revoked by Landlord if Tenant ceases to occupy at least 80% of the initial Premises first leased. Notwithstanding Landlord's indemnification contained in Section 27(b) of the Lease, it is the intention of the parties that Tenant bear all risks relating to the installation, use, maintenance, operation and removal of the Monument Sign and Building Sign; therefore, Tenant shall defend, indemnify and hold harmless Landlord, its agents and their respective affiliates from all losses, claims, costs and liabilities arising in connection with or relating to the installation, maintenance, use, operation and removal of the Monument Sign and Building Sign, INCLUDING, WITHOUT LIMITATION, THAT ARISING FROM LANDLORD'S NEGLIGENCE (OTHER THAN ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(b)Lab Area Cleaning Services. Notwithstanding any provision herein to the contrary, Tenant shall be responsible, at its sole cost and expense, for cleaning, janitorial and trash removal services and other medical waste and biohazard disposal services for the Lab Area, which Lab Area shall be specifically designated by Tenant as a laboratory in a manner reasonably satisfactory to Landlord to enable Landlord and Landlord's contractors to perform the services required hereunder to the office portions of the Premises only. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean.

[Signature Page Follows.]

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND  TENANT'S  OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH  BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease to be effective as of the Lease Date.

LANDLORD:	LAS CIMAS OWNER LP,
a Delaware limited partnership

	By:	LAS CIMAS OWNER GP LLC,
a Delaware limited liability company, its general partner

	By:	/s/ Ron J. Hoyl
	Name:	Ron J. Hoyl
	Title:	Vice President

TENANT:	AEGLEA BIOTHERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Anthony G. Quinn
	Name:	Anthony G. Quinn
	Title:	President, Chief Executive Officer and Director

Signature Page

OUTLINE OF PREMISES

EXHIBIT A, Outline of Premises - Page 1

EXHIBIT B

DESCRIPTION OF THE LAND

TRACT 1: Lot 1A, Block A, of Amended Plat of Block A, of Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat of record in Volume 102, Pages 167-169, of the Plat Records of Travis County, Texas.

TRACT 2: Easements appurtenant to Tract 1 across portions of Lot 2, Block B, Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 86, Pages 189A-189B, of the Plat Records of Travis County, Texas, and Lot 5A, Block A, of Amended Plat of Block A, of Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 102, Pages 167-169, of the Plat Records of Travis County, Texas, as created and described in that certain i) Declaration of Covenants, Conditions and Restrictions for Las Cimas Office Park recorded in Volume 9819, Page 1, of the Real Property Records of Travis County, Texas, as amended in Volume 13112, Page 2863, of the Real Property Records of Travis County, Texas, and ii) that certain Declaration of Easements and Restrictions recorded in Volume 12356, Page 1, of the Real Property Records of Travis County, Texas, as affected by Volume 13176, Page 15, of the Real Property Records of Travis County, Texas.

TRACT 3: Lot 3A, Block A, of Amended Plat of Block A, of Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat of record in Volume 102, Pages 167-169, of the Plat Records of Travis County, Texas.

TRACT 4: Easements appurtenant to Tract 3 across portions of Lot 2, Block B, Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 86, Pages 189A-189B, of the Plat Records of Travis County, Texas, and Lot 5A. Block A, of Amended Plat of Block A, of Las Cimas Office Park, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 102, Pages 167-169, of the Plat Records of Travis County, Texas, as created and described in that certain Declaration of Covenants, Conditions and Restrictions for Las Cimas Office Park recorded in Volume 9819, Page 1, of the Real Property Records of Travis County, Texas, as amended in Volume 13112, Page 2863, of the Real Property Records of Travis County, Texas.

EXHIBIT B, Description of the Land - Page 1

EXHIBIT C

TENANT FINISH WORK

1.Acceptance of Premises. Except as set forth in this Exhibit or otherwise in the Lease, Tenant accepts the Premises in its "AS-IS" condition on the date that this Lease is entered into.

2.Working Drawings.

(a)Preparation and Delivery. At least fifteen (15) business days prior to commencing construction on the Premises, (the "Working Drawings Delivery Deadline"), Tenant shall provide to Landlord for its approval final working drawings, prepared by Urban Foundry Architecture, LLC (the "Architect"), of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.

(b)Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

(c)Landlord's Approval; Performance of Work. If any of Tenant's proposed construction work will affect the Building's Structure or the Building's Systems, then the working drawings pertaining thereto must be approved by the Building's engineer of record, Building Diagnostics (BDI) for the Building’s Structure and B2AEP, LLC for the Building’s System. Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building's Structure or the Building's Systems (including the Building's restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building's common areas or elevator lobby area, or the reputation and marketability of the Building, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, "Working Drawings" means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and "Work" means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.

3.Contractors; Performance of Work. The Work shall be performed only by licensed (if applicable) contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. A list of approved contractors is included in the rules and regulations. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord's other contractors, the operation of the Project, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Project facilities in connection with the Work (e.g., elevators, excess electricity, etc.); provided, however, that Landlord shall not charge Tenant or its contractors for the use of elevators, electricity, or other building services during construction.

EXHIBIT C, Tenant Finish-Work: Allowance - Page 32

4.Construction Contracts.

(a)Tenant's General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant in a form acceptable to Tenant's representative for the Work, which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant's contractor and subcontractor maintains insurance (unless, as it relates to subcontractor’s insurance obligation, Tenant’s contractor is obligated under the construction contract to maintain subguard insurance, in which event this insurance requirement shall only apply Tenant’s contractor) against such risks, in amounts provided in Section 4(c) below with companies in compliance with the guidelines set forth in Section 11(b)(7) of the Lease, each policy covering the general contractor and each architect, each engineer, and further, naming Landlord, Landlord's property management company, Landlord's asset management company, Landlord's Mortgagee, and Tenant as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 4.(b) (collectively, the "Approved Criteria"). Promptly following Landlord’s written request, Tenant shall provide Landlord with a copy of the construction contract entered into for the Work.

(b)All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant's construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, (3) require the contractor and each subcontractor to name Landlord, Landlord's property management company, Landlord's asset management company, and Tenant as additional insured on such contractor's insurance maintained in connection with the construction of the Work, (4) be assignable following an Event of Default by Tenant under this Lease to Landlord and Landlord's Mortgagees, and (5) contain at least a one-year warranty for all workmanship and materials.

(c)(1) Commercial General Liability Insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for bodily injury and property damage, Two Million U.S. Dollars ($2,000,000) any one person or organization for personal injury, Two Million Dollars ($2,000,000) general aggregate, and Two Million Dollars ($2,000,000) products completed operations aggregate covering: (i) property/operations liability; (ii) products/completed operations liability; (iii) personal injury liability; (iv) independent contractors liability; and (v) broad form contractual liability, endorsed to add as an additional insured whichever entities Landlord may require in its reasonable discretion, which as of the Lease Date are: Rockpoint Group, L.L.C., Rockhill Management, L.L.C., Rockpoint Real Estate Fund V, L.P., Rockpoint Real Estate Fund V Offshore AIV, L.P., Las Cimas Owner GP LLC, Las Cimas Member LP, and Las Cimas Owner LP.

(2)Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired or non-owned, with a combined single  limit for bodily injury and property damage of One Million Dollars ($1,000,000) each accident, insuring against any and all claims for bodily injury, including death resulting there from, and damage to the property of others caused by accident and arising from Contactor or by any one directly or indirectly employed by Contactor.

(3)Workers Compensation Insurance covering statutory workers compensation benefits and employers liability coverage with limits as statutorily required for each accident for bodily injury by accident and for each employee and policy limit for bodily injury by disease.

(4)Umbrella Liability Insurance providing excess liability coverage with respect to the commercial general liability, automobile liability and employers liability policies described above with limits of at least Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) general aggregate and products/completed operations aggregate, written with a form that provides coverage that is at least as broad as the primary insurance policies.

(5)Coverage for toxic or Hazardous Materials or covering cleanup costs and third-party claims  arising from spills, releases, or alleged exposure to Hazardous Materials used, stored, handled, treated, generated, released, or disposed of at or from the Premises by Contractor, the minimum limit required is $2,000,000 per occurrence and in the aggregate, including coverage for bodily injury and property damage resulting from environmental and pollution liability caused or exacerbated by Contractor.

5.Intentionally Deleted.

EXHIBIT C, Tenant Finish-Work: Allowance - Page 33

6.Definitions. As used herein "Substantial Completion," "Substantially Completed," and any derivations thereof mean the Work in the Premises is substantially completed in accordance with the Working Drawings as evidenced by receipt of Temporary Certificate of Occupancy or Full Certificate of Occupancy issued  by the applicable governing authority and the issuance of a certificate of substantial completion by the Tenant’s Architect and Engineer of record. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

7.Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

8.Excess Costs. The entire cost of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings and the final record drawings of the Work, costs of construction labor and materials, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, and the construction supervision fee referenced in Section 10 of this Exhibit, all of which costs are herein collectively called the "Total Construction Costs") in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall provide to Landlord the project budget, including the general contractor’s schedule of values, which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

9.Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed (i) $592,050 for Suite 100 & 110 of the Premises (the "Suite 100 & 110 Allowance") and (ii) $411,640.00  for Suite 150 of the Premises (the "Suite 150 Allowance") (the sum of [i] and [ii] collectively, the "Construction Allowance") to be applied toward the applicable Total Construction Costs for the portion of the Premises to which they relate, as adjusted for any changes to the Work. No advance of the Suite 100 & 110 Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs for the Suite 100 &  110 Work exceeds the amount of the Suite 100 & 110 Allowance, and no advance of the Suite 150 Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs for the Suite 150 Work exceeds the amount of the Suite 150 Allowance. Landlord shall pay to Tenant the Suite 100 & 110 Allowance and the Suite 150 Allowance in multiple disbursements (but not more than once per calendar month) following the receipt by Landlord of the following items: (a) a request for payment, (b) final or partial lien waivers for work exceeding $10,000 per subcontractor or vendor, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, and (c) the Architect's certification that the Work for which reimbursement has been requested has been completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Suite 100 & 110 Allowance or Suite 150 Allowance, as applicable: (1) the permanent certificate of occupancy issued for the Suite 100 & 110 Premises or the Suite 150 Premises, as applicable, (2) Tenant's occupancy of the Suite 100 & 110 Premises, or the Suite 150 Allowance, as applicable, (3) delivery of the architectural record drawings (or, with respect to the last application for payment only, the “as built” plans) for the Suite 100 & 110 Work or Suite 150 Work, as applicable as constructed (and as set forth above) to Landlord's construction representative (set forth below), and (4) an estoppel certificate confirming such factual matters as Landlord or Landlord's Mortgagee may reasonably request (collectively, each, a "Completed Application for Payment"). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant's submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord's payment of such request shall be deferred until 30 days following Landlord's receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant's interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (C) the conditions to the advance of the Construction Allowance are not satisfied, (D) Tenant continues to be in breach of the Building Rules & Regulations following five (5) business days' notice by Landlord, or (E) an Event of

EXHIBIT C, Tenant Finish-Work: Allowance - Page 34

Default by Tenant exists. The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within nine (9) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

10.Architect Fees. In addition to the Construction Allowance, Landlord shall pay Tenant's architect an amount up to $3,903.38, for the initial test fit and one revision to the test fit. Landlord shall pay to Tenant's architect such fee within thirty (30) days following Tenant's written demand and delivery of an invoice from Tenant's architect.

11.Construction Management. Landlord or its Affiliate or agent shall supervise the Work and coordinate the relationship between the Work, the Building and the Building's Systems. In consideration for Landlord's construction supervision services, Tenant shall pay to Landlord or its Affiliate or agent a construction supervision fee equal to one percent (1%) of the Construction Allowance. Tenant's contractor shall hold weekly project meetings with Landlord's construction management representative, Tenant's architect, and all other relevant parties to discuss coordination efforts, procedures, progress, problems, scheduling and open issues. All on-site logistics and improvements affecting the Building's Systems will be coordinated and approved by Landlord's construction management representative. Landlord and its construction management team will have the right to enter the Premises at all reasonable hours, upon reasonable prior notice, to review and provide oversight of the construction process.

12.Construction Representatives. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:

Andrew Lodeesen

Regional Project Manager

Peloton Commercial Real Estate

8310-1 N. Capital of Texas Highway, Suite 225

Telephone: 512-814-3414

Tenant's Representative:

Eugene Sackett

901 Mopac Expressway South

Bldg 1 Suite 250

Austin, TX 78746

Telephone: 512-394-4186

13.Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8(a) and 21 of this Lease shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C, Tenant Finish-Work: Allowance - Page 35

EXHIBIT D

BUILDING SIGN

EXHIBIT D, Building Sign - Page 1

EXHIBIT D, Building Sign - Page 2

EXHIBIT D, Building Sign - Page 3

EXHIBIT D, Building Sign - Page 4

EXHIBIT D, Building Sign - Page 5

EXHIBIT D, Building Sign - Page 6

EXHIBIT E

PARKING

Tenant may use up to one hundred twenty (120) covered parking spaces, of which up to nine (9) shall be reserved parking spaces, and the remaining shall be unreserved parking spaces, in the parking facilities associated with the Building (the "Parking Area") subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area. The use of the unreserved parking spaces shall be at no additional charge during the initial Term for the unreserved spaces. The use of the reserved parking spaces shall be at a charge equal  to $50.00 per reserved space per month, payable contemporaneously with the payment of Basic Rent.

Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves  the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area.

Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, "first-come, first served" basis. The reserved spaces shall be in location mutually agreeable to Tenant and Landlord, subject to availability and rights of other tenants of the Building. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, not affiliated with Landlord.

There will be a replacement charge payable by Tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or parking sticker issued by Landlord.

All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

If, for any reason, Landlord is unable to provide all or any portion of the parking spaces to which Tenant is entitled hereunder, then Tenant's obligation to pay for such parking spaces shall be abated for so long as Tenant does not have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord's failure or inability to provide Tenant with such parking spaces. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

EXHIBIT E, Parking - Page 1

EXHIBIT F

RENEWAL OPTION

Provided no Event of Default exists and Tenant is occupying not less than 80% of the entire Premises initially leased at the time of such election, Tenant may renew this Lease for one additional period of five (5) years by delivering written notice of the exercise thereof to Landlord not earlier than 18 months nor later than 12 months before the expiration of the Term. The Basic Rent payable for each month during such extended Term shall be the greater of (i) the then-current Basic Rent, or (ii) the prevailing rental rate at the commencement of such extended Term, for leases of space in the Building of equivalent quality, size, utility and location, with the length of the extended Term to be taken into account ("Market Rate") (the greater of [i] and [ii] is the "Renewal Rental Rate"). Within 30 days after receipt of Tenant's notice to renew, Landlord shall deliver to Tenant written notice of the Renewal Rental Rate and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within ten days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Renewal Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Renewal Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a)Basic Rent shall be adjusted to the Renewal Rental Rate;

(b)Tenant shall have no further renewal option unless expressly granted by Landlord in writing;

(c)Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; and

(d)Tenant shall pay for the parking spaces which it is entitled to use at the rates from time to time charged to patrons of the Parking Area and/or any other parking area associated with the Building during the extended Term (plus all applicable taxes).

If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) business days after Tenant's receipt of Landlord's calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If, despite using good faith efforts, Landlord and Tenant are unable to reach agreement as to the Market Rate within thirty (30) days after the date that Tenant rejected Landlord's initial determination (the "Negotiation Period"), then Tenant may invoke, by the delivery of written notice thereof to Landlord, the following binding arbitration procedures set forth below within ten (10) business days after the expiration of the Negotiation Period; if Tenant fails to so invoke the arbitration provisions set forth below, Tenant's notice of exercise shall be deemed to have been revoked, and Tenant's option to extend (and any other options remaining thereafter) shall be rendered null and void and of no further force or effect.

(i)If Tenant elects to invoke arbitration as provided above, then within ten (10) business days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least ten (10) years of experience in appraising office space in the metropolitan area in which the Project is located (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(ii)Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding on the parties. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any

EXHIBIT F, Renewal Option – Page  1

expert witnesses retained by the arbitrator, shall be paid by the  party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

Tenant's rights under this Exhibit shall terminate if (1) this Lease or Tenant's right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises other than to a Permitted Transferee, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

EXHIBIT F, Renewal Option – Page  2

EXHIBIT G

RIGHT OF FIRST REFUSAL

1.Subject to then-existing renewal or expansion options of other tenants of the Building and provided no Event of Default then exists, if Landlord receives a bona fide offer from a third party (the "Third Party Offer") to lease the space designated on Exhibit G-1 (the "Refusal Space") and Landlord is willing to accept the terms of such Third Party Offer, Landlord shall offer to lease to Tenant the Refusal Space on the same terms and conditions as the Third Party Offer; such offer shall be in writing, specify the rent to be paid for the Refusal Space, contain the basic terms and conditions of the Third Party Offer and the date on which the Refusal Space shall be included in the Premises (the "Offer Notice").

2.The Offer Notice shall be substantially similar to the Offer Notice attached as Exhibit G-2. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire portion of the Refusal Space subject to the Third Party Offer on the same terms and conditions as the Third Party Offer in the Offer Notice, within ten (10) days after Landlord delivers to Tenant the Offer Notice. Tenant may only elect to lease the Refusal Space if it intends to use the Refusal Space for general office use. If Tenant timely elects to lease the Refusal Space within such ten (10) day period, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Refusal Space is to be included in the Premises, on the same terms as this Lease except:

(a)the Basic Rent shall be the amount specified in the Offer Notice;

(b)the term for the Refusal Space shall be that specified in the Offer Notice;

(c)Tenant shall lease the Refusal Space in an "AS-IS" condition, Landlord shall not be required to perform any work therein, and Landlord shall not provide to Tenant any allowances other than those contained in the Third Party Offer (e.g., moving allowance, construction allowance, and the like) if any; and

(d)other terms set forth in this Lease which are inconsistent with the terms of the Offer Notice shall be modified accordingly.

3.Notwithstanding the foregoing, if the Offer Notice includes space in excess of the Refusal Space, and such excess space is equal to or greater than half of the square footage of the original Premises, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the Offer Notice. If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse (it being understood that Tenant's right under this Exhibit is a one-time right only), time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of the Refusal Space to third parties on such terms as contained in the Offer Notice, as may reasonably change in negotiations thereafter with the relevant third-party. Tenant may not exercise its rights under this Exhibit if an Event of Default exists or Tenant is not then occupying the entire Premises.  For purposes hereof,  if an Offer Notice is delivered for less than all of the Refusal Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Refusal Space, then such remaining portion of the Refusal Space shall thereafter be excluded from the provisions of this Exhibit. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

4.Tenant's rights under this Exhibit shall terminate if (a) this Lease or Tenant's right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease or Tenant is occupying less than 70% of the entire Premises, (c) Tenant fails timely to exercise its option as to any portion of the Refusal Space, or (d) the remaining initial Term of this Lease is less than the proposed term of the Third Party Offer.

5.Notwithstanding the requirements of this Exhibit G, Landlord shall use good faith efforts to give notice to Tenant when space in the Building becomes available for lease, but Landlord’s failure to satisfy the requirements in this Section 5 shall not constitute a default under the Lease nor shall Tenant have any recourse for any such failure.

EXHIBIT G, Right of First Refusal - Page 1

EXHIBIT G-1 REFUSAL SPACE

EXHIBIT G-1, - Page 1

EXHIBIT G-2

FORM OF OFFER NOTICE

[Insert Date of Notice]

BY TELECOPY AND FEDERAL EXPRESS

[TENANT'S ADDRESS]

Re:	Lease Agreement (the "Lease") dated , 20 , between ("Landlord"), and , a ("Tenant"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to the Right of First Refusal attached to the Lease, enclosed please find an Offer Notice on Suite                . The basic terms and conditions are as follows:

LOCATION:

SIZE:	rentable square feet

BASIC RENT RATE:	$ per month

TERM:

IMPROVEMENTS:

COMMENCEMENT:

PARKING TERMS:

OTHER MATERIAL TERMS:

Under the terms of the Right of First Refusal, you must exercise your rights, if at all, as to the Refusal Space on the depiction attached to this Offer Notice within               days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. local time on                                    , 20        , to exercise your rights under the Right of First Refusal and accept the terms as contained herein, failing which your rights under the Right of First Refusal shall terminate and Landlord shall be free to lease the Refusal Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.

Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Refusal Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Refusal Space in the Premises in accordance with this Offer Notice.

EXHIBIT G-2, - Page 1

THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (1) DESIGNATING THE "ACCEPTED" BOX, AND (2) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT'S RIGHTS UNDER THE RIGHT OF FIRST REFUSAL, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE REFUSAL SPACE. THE FAILURE TO EXECUTE THIS LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.

Should you have any questions, do not hesitate to call.

Sincerely,

By:
Name:
Title:

[please check appropriate box]

ACCEPTED□

REJECTED□

[TENANT'S SIGNATURE BLOCK]

By:
Name:
Title:
Date:

Enclosure [attach depiction of Refusal Space]

EXHIBIT G-2, - Page 2

EXHIBIT H

WAIVER OF CONSUMER RIGHTS

I waive my rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of my own selection, I voluntarily consent to this waiver.

LANDLORD:		, a

By:
Name:
Title:

TENANT:		, a

By:
Name:
Title:

EXHIBIT H, Waiver of Consumer Rights - Page 1

EXHIBIT I

RENT ABATEMENT PROVISIONS

Abatement of Basic Rent:

Basic Rent for Suites 100 & 110 shall be conditionally abated commencing on the Commencement Date through and including August 31, 2019. Commencing on September 1, 2019, Tenant shall make Basic Rent payments for Suites 100 & 110.

Basic Rent for Suite 150 shall be conditionally abated commencing on the Commencement Date through and including March 30, 2020. Commencing on April 1, 2020, Tenant shall make Basic Rent payments for Suite 150.

Abatement of Additional Rent:

Additional Rent for Suites 100 & 110 shall be conditionally abated commencing on the Commencement Date through and including the earlier to occur of (i) Tenant's occupancy of Suites 100 & 110 for the Permitted Use or (ii) August 31, 2019. Commencing on such date, Tenant shall make Additional Rent payments for Suites 100 & 110.

Additional Rent for Suite 150 shall be conditionally abated commencing on the Commencement Date through and including the earlier to occur of (i) Tenant's occupancy of Suite 150 for the Permitted Use or (ii) March 30, 2020. Commencing on such date, Tenant shall make Additional Rent payments for Suite 150.

EXHIBIT I, Rent Abatement Provisions - Page 1

EXHIBIT J

LAB AREA – PERMITTED USE

Subject to the Lease provisions above, Tenant shall be permitted to use the Lab Area for a 6,000 – 8,000 square foot Lab that meets the following criteria:

1.	Biosafety level 2
2.

A dedicated temperature and air quality controlled environment (separate HVAC with HEPA filtration) of no more than 1,500 sf to support a vivarium (no greater than 1,000 sf of the total 1,500 sf) for small rodent work

3.	Enables the use and piping of compressed gas and medium to high speed centrifuges
4.	Small quantities of flammable solvents (but these are stored in a fire-safe cupboards)
5.	Venting for chemical fume hoods
6.	Venting to the exterior for mass spectrometry instrumentation
7.	Ability to use x-ray emitting device, Tenant will monitor exposure and register with the State of Texas

EXHIBIT J, Lab Area – Permitted Use - Page 1